EXHIBIT 5.1

Don A. Paradiso P.A. 2400 N.E. 9th Street, Suite 204 Fort Lauderdale, Florida 33304 (954) 801-3573 donparadiso@myfloridacorporatelawyer.com

August 18, 2018

India Globalization Capital, Inc.

4336 Montgomery Ave

Bethesda, Maryland 20814

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Ladies and Gentlemen:

We have acted as counsel to India Globalization Capital, Inc., a Maryland corporation (the “Company”)(“Registrant”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 374,778 shares (the “Plan Shares”) of common stock, $.0001 par value per share, of the Company (the “Common Stock”) pursuant to Awards granted or which may be granted under the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan”); (ii) 1,900,000 shares (the “Special Grant Shares”) of common stock, $.0001 par value per share, of the Registrant approved by the Registrant’s stockholders on November 8, 2017, to be issued from time to time and at the CEO’s discretion, to officers, directors, employees and advisors of the Registrant; and (iii) an aggregate of 100,000 shares (the ”Incentive Shares”) of common stock, $.0001 par value per share, of the Registrant granted to both Mr. Rohit Goel (50,000 Shares) and Dr. Jagadeesh Rao (50,000 Shares) as incentive to join Registrant as Principal Accounting Officer and Scientific Officer, respectively. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2018 Plan.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have specifically examined the 2018 Omnibus Incentive Plan and all exhibits thereto.

Based on the foregoing, we are of the opinion that the 2018 Plan Shares, the Special Grant Shares, and the Incentive Shares, delineated above, have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2018 Omnibus Incentive Plan and any relevant agreements there-under, will be lawfully issued, validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Maryland. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Don A. Paradiso Esq.

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Don A. Paradiso Esq.